Exhibit 99.1

Multi-Color Corporation Announces Results for First Quarter of Fiscal Year 2014

CINCINNATI, OHIO, August 9, 2013 – Multi-Color Corporation (NASDAQ: LABL) announces net revenues increased 1% to $166.8 million from $165.0 million in the prior year. First quarter core earnings per share decreased 13% to $0.48 per diluted share from $0.55 in the prior year quarter. Diluted net earnings per share decreased to $0.40 from $0.49 in the prior year. Non-core items (consisting of integration expenses, acquisition expenses, plant consolidation expenses, purchase accounting charges, and currency losses related to repatriation of foreign currency) increased to $0.08 per share from $0.06 per share in the prior year.

Nigel Vinecombe, President and CEO of Multi-Color Corporation, said, “Core EPS at $0.48 for the quarter was impacted by lower gross margins primarily due to unusually high expenses associated with multiple equipment transfers and installations designed for better future utilization. In addition, organic sales growth was weaker for the quarter than prior quarters. We do not expect these factors to continue at these levels.

We expect recent acquisitions in Mexico, Australia and France to contribute to core EPS from the third quarter of this fiscal year.”

Fiscal 2014 highlights:

•	Net revenues increased 1% to $166.8 million from $165.0 million in the prior year. Acquisitions occurring after the beginning of fiscal 2013 account for 1% of the increase or $1.0 million.

•

Gross profit decreased $0.5 million or 2% compared to the prior year. Core gross profit, excluding the impact of inventory purchase accounting charges in fiscal 2013, decreased 3% or $0.9 million. Core gross margins decreased to 18% of sales revenues compared to 19% in the prior year, primarily due to unusually high costs related to press transfers and installations and charges for inventory write-offs.

•

Selling, general and administrative (SG&A) expenses increased $0.7 million or 5% compared to the prior year due primarily to integration expenses related to acquisitions made after June 30, 2012. Core SG&A, as a percent of sales, was 8% for both the current and prior periods.

•	In fiscal 2014, the Company incurred $1.0 million of expenses related to the integration of the Labelmakers Wine Division in Australia, as well as related acquisition expenses of $0.4 million.

•

Operating income decreased $1.2 million or 7% compared to the prior year, primarily due to changes in sales mix and costs related to acquisitions and integration. Core operating income decreased 6.5% to $17.5 million from $18.7 million in the prior year. Non-core items relate to acquisition and integration expenses.

•	Interest expense decreased $0.4 million compared to the prior year. The decrease is due to lower overall debt levels outstanding during the current year quarter.

•	The Company had $400.9 million of debt at June 30, 2013 compared to $402.9 million at March 31, 2013.

•

The effective tax rate increased to 37% in the first quarter of fiscal 2014 from 33% in the same quarter of the prior year. The increase was primarily due to a shift in the geographical mix of forecasted worldwide earnings and a reduction to the tax benefit associated with certain permanent tax deductions in foreign jurisdictions during the current quarter. The Company expects its annual effective tax rate to be approximately 38% in fiscal 2014.

•

Diluted earnings per share (EPS) decreased 18% to $0.40 per diluted share from $0.49 in the prior year. Excluding the impact of the non-core items noted below, core EPS decreased 13% to $0.48 per diluted share from $0.55 per diluted share in the prior year.

•	Net income decreased to $6.7 million from $7.9 million in the prior year. Core net income decreased to $7.9 million from $8.9 million in the prior year.

The following table shows adjustments made to Net Income Attributable to Multi-Color Corporation and Diluted EPS between reported GAAP and Non-GAAP results for fiscal 2014 and 2013. For a reconciliation of adjustments made to Gross Profit, Operating Income, and SG&A Expenses between reported GAAP and Non-GAAP results, see the tables in Exhibit B:

	Quarter Ended
	06/30/13	Diluted	06/30/12	Diluted
	(in 000’s)	EPS	(in 000’s)	EPS
Net Income and Diluted EPS, as reported	$6,672	$0.40	$7,896	$0.49
Integration Expense, Net of Tax	632	0.04	—	—
Acquisition Expense, Net of Tax	315	0.02	124	0.01
Loss on currency repatriation	312	0.02	—	—
York Label Group Integration Expense, Net of Tax	—	—	189	0.01
Plant Consolidation Expense, Net of Tax	—	—	348	0.02
Inventory Purchase Price Accounting Charge, Net of Tax	—	—	344	0.02

Core Net Income and Diluted EPS, (Non-GAAP)	$7,931	$0.48	$8,901	$0.55

First Quarter 2014 Earnings Conference Call and Webcast

The Company will hold a conference call on August 9, 2013 at 10:00 a.m. (ET) to discuss the news release. For domestic access to the conference call, please dial 1-888-713-4205 (participant code 28257852 or for international access, please dial 1-617-213-4862 (participant code 28257852) by 10:45 a.m. (ET). A replay of the conference call will be available at 1:00 p.m. (ET) on August 9, 2013 through 11:59 p.m. (ET) on August 16, 2013 by calling 1-888-286-8010 (participant code 32966074) or for international access, please call 1-617-801-6888 (participant code 32966074). In addition, the call will be broadcast over the Internet and can be accessed from a link on the Company’s home page at www.mcclabel.com. Listeners should go to the website prior to the call to register and to download any necessary audio software.

Participants may pre-register for the call at https://www.theconferencingservice.com/prereg/key.process?key=PLMC9Q3RW. Pre-registrants will be issued a pin number to use when dialing into the live call which will provide quick access to the conference by bypassing the operator upon connection.

The webcast is also being distributed over the Thomson Reuters’ Investor Distribution Network to both institutional and individual investors. Individual investors can listen to the call through Thomson Reuters’ individual investor center at http://www.fulldisclosure.com or by visiting any of the investor sites in Thomson Reuters’ Individual Investor Network. Institutional investors can access the call via Thomson Reuters’ password-protected event management site, StreetEvents (http://www.streetevents.com).

Safe Harbor Statement

The Company believes certain statements contained in this report that are not historical facts constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and are intended to be covered by the safe harbors created by that Act. Reliance should not be placed on forward-looking statements because they involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to differ materially from those expressed or implied. Any forward-looking statement speaks only as of the date made. The Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which they are made.

Statements concerning expected financial performance, on-going business strategies, and possible future actions which the Company intends to pursue in order to achieve strategic objectives constitute forward-looking information. Implementation of these strategies and the achievement of such financial performance are each subject to numerous conditions, uncertainties and risk factors. Factors which could cause actual performance by the Company to differ materially from these forward-looking statements include, without limitation, factors discussed in conjunction with a forward-looking statement; changes in general economic and business conditions; the ability to consummate and successfully integrate acquisitions; ability to recognize the benefits of acquisitions, including potential synergies and cost savings; failure of an acquisition or acquired company to achieve its plans and objectives generally; risk that proposed or consummated acquisitions may disrupt operations or pose difficulties in employee retention or otherwise affect financial or operating results; ability to manage foreign operations; currency exchange rate fluctuations; the success and financial condition of the Company’s significant customers; competition; acceptance of new product offerings; changes in business strategy or plans; quality of management; the Company’s ability to maintain an effective system of internal control; availability, terms and development of capital and credit; cost and price changes; raw material cost pressures; availability of raw materials; ability to pass raw material cost increases to its customers; business abilities and judgment of personnel; changes in, or the failure to comply with, government regulations, legal proceedings and developments; risk associated with significant leverage; increases in general interest rate levels affecting the Company’s interest costs; ability to manage global political uncertainty; and terrorism and political unrest. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About Multi-Color (http://www.mcclabel.com)

Cincinnati, Ohio, U.S.A. based Multi-Color Corporation (MCC), established in 1916, is a leader in global label solutions supporting a number of the world’s most prominent brands including leading producers of home and personal care, wine and spirit, food and beverage and specialty consumer products. MCC serves international brand owners in North, Central and South America, Europe, Australia, New Zealand, South Africa and China with a comprehensive range of the latest label technologies in Pressure Sensitive, Cut and Stack, In-Mold, Shrink Sleeve and Heat Transfer. MCC employs approximately 3,000 associates across 28 operations globally and is a public company trading on the NASDAQ Global Select Market (company symbol: LABL).

For additional information on Multi-Color, please visit http://www.mcclabel.com.

Exhibit A

Multi-Color Corporation

Condensed Consolidated Statements of Income

(in 000’s except per share data)

Unaudited

	Three Months Ended
	June 30, 2013	June 30, 2012
Net Revenues	$166,843	$165,010
Cost of Revenues	136,411	134,087

Gross Profit	30,432	30,923
Gross Margin	18%	19%
Selling, General & Administrative Expenses	14,333	13,652

Operating Income	16,099	17,271
Interest Expense	5,176	5,565
Other (Income) Expense, Net	386	(101)

Income before Income Taxes	10,537	11,807
Income Tax Expense	3,865	3,911

Net Income	$6,672	$7,896

Basic Earnings Per Share	$0.41	$0.49
Diluted Earnings Per Share	$0.40	$0.49
Basic Shares Outstanding	16,278	16,116
Diluted Shares Outstanding	16,527	16,276

Multi-Color Corporation

Selected Balance Sheet Information

(in 000’s except per share data) Unaudited

	June 30, 2013	March 31, 2013
Current Assets	$188,310	$190,544
Total Assets	$833,155	$839,550
Current Liabilities	$124,907	$122,437
Total Liabilities	$561,712	$564,526
Stockholders’ Equity	$271,443	$275,024
Total Debt	$400,899	$402,856

Exhibit B

Non-GAAP Measurements: The Company reports its financial results in accordance with generally accepted accounting principles in the U.S. (GAAP). In order to provide investors with additional information and more meaningful period-to-period comparisons of the Company’s financial and operating results, the Company reports certain Non-GAAP financial measurements as defined by the Securities and Exchange Commission.

The Company’s non-GAAP financial measurements reported for the periods presented in this release are: core gross profit, core SG&A, core operating income, core net income and core diluted earnings per share. These non-GAAP financial measurements are adjusted to exclude the following non-core items: severance related expenses, plant consolidation expenses, purchase accounting charges and acquisition-related expenses. These non-GAAP financial measures provide investors with an understanding of the Company’s gross profit, SG&A, operating income, net income and diluted EPS adjusted to exclude the effect of the non-core items identified above. We believe that these non-GAAP financial measures assist investors in making a consistent comparison of the Company’s gross profit, SG&A, operating income, net income and diluted EPS for its three months ended June 30, 2013 compared to the results of the prior period. In addition, management uses these non-GAAP financial measures internally to perform trend analysis and analyze operating performance to ensure resources are allocated effectively. The non-GAAP measures allow management to analyze trends and performance without masking or distorting the results with the special items identified by management.

The following tables show adjustments made to Gross Profit, Operating Income, and SG&A expenses between reported GAAP and Non-GAAP results for the three months ended June 30, 2013 and 2012:

Core Gross Profit:

	Three Months Ended
	06/30/13	06/30/12
	(in 000’s)	(in 000’s)
Gross Profit, as reported	$30,432	$30,923
Inventory Purchase Accounting Charge	—	458

Core Gross Profit, (Non-GAAP)	$30,432	$31,381

Core Gross Profit, (Non-GAAP) as a % of Revenues	18.2%	19.0%

Core Operating Income:

	Three Months Ended
	06/30/13	06/30/12
	(in 000’s)	(in 000’s)
Operating Income, as reported	$16,099	$17,271
Integration Expense	999	—
Acquisition Expense	382	128
York Label Group Integration Expense	—	272
Inventory Purchase Accounting Charge	—	458
Plant Consolidation Expense	—	573

Core Operating Income, (Non-GAAP)	$17,480	$18,702

Core Operating Income, as a % of Revenues (Non-GAAP)	10.5%	11.3%

Core SG&A Expenses:

	Three Months Ended
	06/30/13	06/30/12
	(in 000’s)	(in 000’s)
SG&A Expenses, as reported	$14,333	$13,652
Integration Expense	(999)	—
Acquisition Expense	(382)	(128)
York Label Group Integration Expense	—	(272)
Plant Closure Costs	—	(573)

Core SG&A Expenses, (Non-GAAP)	$12,952	$12,679

Core SG&A Expenses, as a % of Revenues, (Non-GAAP)	7.8%	7.7%

For more information, please contact: Sharon E. Birkett

Vice president and Chief Financial Officer

Multi-Color Corporation, (513) 345-5311